Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Eagle Bancorp Montana, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock par value $0.01 per share	Rule 457(o)
	Equity	Preferred Stock par value $0.01 per share	Rule 457(o)
	Equity	Depositary Shares	Rule 457(o)
	Debt	Debt Securities (4)	Rule 457(o)
	Other	Purchase Contracts	Rule 457(o)
	Other	Warrants	Rule 457(o)
	Other	Rights	Rule 457(o)
	Other	Units	Rule 457(o)
	Unallocated (Universal Shelf)	Unallocated (Universal Shelf)	Rule 457(o)	(1)	(2)	$75,000,000	0.0001476	$11,070
Fees Previously Paid	--	--	--	--	--	--	--	--
Carry Forward Securities
Carry Forward Securities	--	--	--	--	--	--	--	--
	Total Offering Amounts					$75,000,000	0.0001476	$11,070
	Total Fees Previously Paid					--		$0
	Total Fee Offsets					--		$0
	Net Fee Due					--		$11,070

(1)

An unspecified aggregate initial offering price and number of securities of each identified class is being registered as may from time to time be offered at unspecified prices. Also includes an indeterminate number of shares of common stock, preferred stock, depositary shares, purchase contracts, units, warrants and rights, and such indeterminate principal amount of senior debt securities and subordinated debt securities as may be issued by the registrant upon exercise, conversion or exchange of any securities that provide for such issuance, or that may from time to time become issuable by reason of any stock split, stock dividend or similar transaction, for which no separate consideration will be received by registrant. In no event will the aggregate offering price of all types of securities issued by the registrant pursuant to this registration statement exceed $75,000,000. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Includes an indeterminate number of depositary shares evidenced by depositary receipts as may be issued in the event that Eagle Bancorp Montana, Inc. elects to offer fractional interests in its preferred stock registered hereby.

(2)	The proposed maximum offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(3)

Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the rules and regulations under the Securities Act and based upon the maximum aggregate offering price of all securities being registered.

(4)	The debt securities covered by this registration statement may be senior and/or subordinated debt securities of Eagle Bancorp Montana, Inc.